Exhibit 12.1

USEC Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

									Six Months	Fiscal Year
									Ended	Ended		Six Months Ended
	Years Ended December 31,								December 31,	June 30,		June 30,
	2006		2005		2004		2003		2002	2002		2007		2006
	(In millions, except ratio data)

Earnings
Income (loss) before income taxes	$170.4		$37.3		$36.6		$15.2		$(19.4)	$18.0		$19.5		$91.3
Fixed charges per below	16.1		36.6		38.1		38.0		18.7	35.7		7.4		8.8
Less: Capitalized interest not included in earnings	(3.1)		(1.1)		(0.3)		(0.2)		(0.2)	(0.7)		(3.0)		(1.2)

	$183.4		$72.8		$74.4		$53.0		$(0.9)	$53.0		$23.9		$98.9

Fixed charges
Interest expense related to indebtedness	10.9		31.9		34.3		34.3		16.9	33.0		3.4		6.4
Amortization of deferred financing costs and discount	0.9		2.2		2.4		2.4		1.1	1.0		0.5		0.5
Capitalized interest	3.1		1.1		0.3		0.2		0.2	0.7		3.0		1.2
One-third of rents(a)	1.2		1.4		1.1		1.1		0.5	1.0		0.5		0.7

	$16.1		$36.6		$38.1		$38.0		$18.7	$35.7		$7.4		$8.8

Ratio of earnings to fixed charges	11.4	x	2.0	x	2.0	x	1.4	x	—	1.5	x	3.2	x	11.2
Deficiency of earnings to cover fixed charges	—		—		—		—		$19.6	—		—		—

(a)	The proportion deemed representative of the interest factor.